EXHIBIT 99.1



      AVON TO ISSUE $350 MILLION OF ZERO COUPON CONVERTIBLE SENIOR NOTES

                   Proceeds To Repay Short-Term Debt


NEW YORK, NY, July 7, 2000 -- Avon Products, Inc. (NYSE: AVP) announced today that it has priced a private placement of $350 million of Zero Coupon Convertible Senior Notes due 2020.

     The notes (being privately issued subject to Rule 144A and Regulation S of the Securities Act) have a value at maturity of approximately $736 million. The total discounted issue value to initial investors will be approximately $350 million, representing a yield to maturity of 3.75% annually.

     Avon has also granted an over-allotment option of $105 million value at maturity, representing a discounted issue value of $50 million.


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     Assuming the over-allotment option is exercised, Avon will receive total proceeds of approximately $400 million from the offering.

     The notes are convertible any time into shares of Avon common stock at the rate of 8.272 shares per $1,000 face value, which represents an indicated initial conversion price of $57.50 per share, or a 40.9% premium to Avon's closing stock price yesterday of $40.8125.

     Avon may redeem the notes for cash at any time after July 12, 2003 at the initial issue price plus accrued original issue discount to the date of redemption. Noteholders may require Avon to repurchase all or a portion of the notes on July 12, 2003, July 12, 2008 and July 12, 2013 at a price equal to the initial issue price plus accrued original issue discount.

     Avon said proceeds from the offering will be used to repay existing floating rate short-term debt, resulting in a substantial annual savings in interest expense. Total indebtedness of the company will not change as a result of the offering. It is anticipated that the offering would be non-dilutive to earnings per share prior to the first redemption date of July 12, 2003.

     The notes have not been registered with the Securities and Exchange Commission and may not be offered or sold in the U.S. absent registration or exemption from the registration requirements. The company plans to file for such registration within 120 days.

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     Avon is the world's leading direct seller of beauty and related products, with $5.3 billion in annual revenues. Avon markets to women in 137 countries through three million independent sales representatives. Avon product lines include such recognizable brands as Anew, Skin-So-Soft, Avon Color, Far Away, Rare Gold, Perceive, Avon Skin Care and Women of Earth. Avon also markets an extensive line of fashion jewelry, apparel, gifts and collectibles. More information on Avon and its products can be found on the company's award winning website http://www.avon.com.

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